Exhibit 99.1

Aldila Incorporated

Fourth Quarter and Year-End 2006 Financial Results

Moderator/Chair: Pete Mathewson

February 28, 2007

5:00 p.m. ET

OPERATOR:  Good afternoon.  My name is Mary and I will be your conference operator today.  At this time I would like to welcome everyone to the Aldila Incorporated Fourth Quarter and Year-End 2006 Financial Results Conference Call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks there will be a question-and-answer period.  If you would like to pose a question during this time, please press star, then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

It is now my pleasure to turn the floor over to your host, Pete Mathewson, Chairman and CEO.  Sir, you may begin your conference.

PETE MATHEWSON, CHAIRMAN AND CEO, ALDILA INCORPORATED:  Good afternoon.  I am Pete Mathewson, Chairman and CEO of Aldila Incorporated.  Welcome to our review of Aldila’s 2006 Fourth Quarter and Full Year Financial Report.  Also with me here today is Bob Cierzan, our Chief Financial Officer.  Following my brief commentary, the line will be open for your questions.

I want to remind you that the content of today’s audiocast may contain time sensitive information that is accurate only as of the time and date of this live broadcast at 2:00 p.m. Pacific Standard Time, on February 28th, 2007.  Aldila’s actual performance results are subject to risks and uncertainties that may differ from any forward-looking statements that may be included in this audiocast.  The public filings of our annual report on Form 10-K and Form 10-Q Quarterly Reports contain detailed discussions of the principal risks and uncertainties related to our future operations and should be considered in conjunction with the content of today’s discussion.  This call is the property of Aldila Incorporated.  The redistribution, retransmission or rebroadcast of today’s call in any form without the express written consent of Aldila Incorporated is strictly prohibited.

Aldila reported net sales of 17.9 million for the fourth quarter ended December 31st, 2006 as compared to 18 million in the same quarter of 2005.  The Company reported net income of 1.3 million, or $0.24 earnings per share - fully diluted for the fourth quarter of 2006 as compared to net income of 2.7 million, or $0.48 earnings per share - fully diluted in the same quarter of 2005.

For the year ended December 31st, 2006 net sales were 72.4 million as compared to 77 million for the year ended December 31st, 2005.  The Company had a net income of 11.2 million, or $2.01 earnings per share - fully diluted for 2006 as compared to net income of 13.4 million, or $2.46 earnings per share - fully diluted in 2005.  In the 2006 fiscal year the Company benefited from a settlement as a class member in a civil suit against certain carbon fiber producers in the amount of 2.2 million pretax. Excluding the benefit from the settlement, the Company’s net income would have been 9.8 million, or$1.75 earnings per share - fully diluted.

The Company’s aggregate cash and cash equivalents was 15.2 million as of December 31st, 2006 after payments of 3.3 million in dividends to stockholders, 1.2 million repurchases of common stock and 4.6 million in capital expenditures in fiscal year 2006.  In the fourth quarter of 2006 the Company did not repurchase any shares under its current stock repurchase plan.  The Company repurchased 75,596 shares of its common stock in fiscal 2006.  The Company’s backlog of sales orders as of December 31st, 2006 was 12.5 million versus 11.4 million as of December 31st, 2005.

Our average selling price of golf shafts declined 12 percent in the fourth quarter of 2006, while units sold increased 14 percent as compared to the fourth quarter of 2005.  Our branded golf shaft sales decreased by

17 percent and co-branded sales declined 75 percent in the quarter, versus the fourth quarter 2005, and together represented 39 percent of golf shaft sales in the fourth quarter of 2006, versus 68 percent in the comparable quarter last year.  OEM stock type golf shaft sales in the quarter increased 93 percent based on an 83 percent increase in unit volume from the year ago quarter in this segment.  These changes in product mix had a significant impact on our gross margin which declined to 24 percent in the fourth quarter of 2006, from 34 percent in the same quarter in the prior year.

Our sales of composite prepreg materials in the fourth quarter 2006 were up 1 percent, versus the comparable quarter last year, and represented 11 percent of consolidated sales in the quarter.

For the year 2006, our consolidated sales of 72.4 million were 6 percent below our sales in 2005 of 77 million.  The Company had net income of 11.2 million in 2006, versus net income of 13.4 million in 2005.  Our average selling price of golf shafts declined for the year by 6 percent and overall units declined by 4 percent.  Branded golf shaft sales declined by 19 percent and co-branded sales fell by 44 percent.  OEM stock type shaft sales increased by 16 percent and units increased by 11 percent in year 2006 versus 2005.  Outside sales of prepreg materials for 2006 increased 20 percent from year 2005 and represented 12 percent of our consolidated sales in 2006.

We introduced our VS Proto shaft line on Tour in January of 2006 and began sales in May of 2006.  Our sales of the VS Proto shaft line have exceeded the first year sales of our NV shaft line.  The NV and the NVS lines continue to enjoy significant sales and have emerged as a leading premium shaft line for the European club market that tends to lag the US market.

After declining sales in our second and third quarters in 2006 versus the comparable quarters of 2005, we achieved flat sales in the fourth quarter of 2006 compared to the fourth quarter of 2005 and our backlog remains strong.  Golf equipment sales as a whole were relatively weak in 2006 with driver club units down the most of any category.  Driver shafts are a key category for us as they represent the best branded and co-branded opportunities with higher selling prices.  All in all our results for 2006 were good and Aldila has delivered three straight years of success in a challenging business.  Looking at this year’s line up of new driver offerings, especially the new square shaped high moment of inertia drivers, we are hopeful that consumers will embrace this new technology story.

The Aldila NV and VS Proto series of shafts continue to be leading shafts on the PGA and Nationwide Tours.  After enjoying numerous victories throughout 2006, Aldila closed out the year as the leading manufacturer of wood and hybrid shafts at the season ending Tour Championship and the PGA Tour Qualifying School.  As the 2007 PGA Tour gets underway, Aldila was once again the leading brand at the Mercedes Championship.  We also recorded our first win of the year at the recent Sony Open with the winner using an Aldila NV shafted driver.  At the opening full field event on the LPGA Tour, Paula Creamer, playing in the SBS Open, won the event to start her year off in a big way.  Paula was playing her customary pink NV in her driver and fairway wood.  The Aldila VS Proto and NV Hybrid shafts have been the number one hybrid shafts at every event this year on the PGA Tour, according to the Darrell Survey Company.  The PGA Tour continues to be the ultimate proving ground for new shaft introductions.  We are enjoying great feedback on our VS Proto and VS Proto Hybrid shafts and the numbers being played continue to increase.

This success on Tour translates directly to our leading brand position in the market, as confirmed by the latest Darrell Consumer Survey.  In their 2006 US National Consumer Survey, Aldila was the most popular shaft brand in new Drivers, Fairway Woods and Hybrid clubs.  In fact, Aldila branded shaft usage has more than doubled in the last two years.  The Executive Summary from this report goes on to say, ‘Aldila leaps to the number one spot in new consumer driver shaft usage — a bellwether event in the continuing emergence of shaft-manufacturer branded shafts.’  The Darrell Consumer Survey is the largest annual consumer and golf-equipment survey by brand.

The construction of our new Vietnam factory is now complete and the installation of equipment is underway.  We are on schedule to begin limited production late in the first quarter of 2007.  We are extremely pleased with the quality of the construction and look forward to beginning operations.  Virtually all key management positions have been filled and the supervisors have spent training time in our China facility.  Our twin goals of adding Asian capacity and diversifying risk from having too much of our capacity in one country have been met.

Our composite materials business continues to grow with sales up 20 percent year over year.  A wide prepreg tape line will be installed late this year to add further capacity to support our growth plans for this business unit.

Our hockey sales declined in the fourth quarter of 2006 but were up for the year.  We have struggled with this business and at this time do not see it as a meaningful part of our business today or in the future.

Carbon Fiber Technology LLC (or ‘CFT’), our joint venture carbon fiber facility, ran smoothly during the quarter and for the year its output exceeded production in 2005 by 17 percent.  We will be targeting a double digit increase in production in 2007.

With the expansion of our prepreg operations over the last few years, our plans for additional expansion and our overall Company growth, we have run out of space.  To solve this problem we have leased additional space in our business park.  In 2007, we intend to move our golf operations, executive offices and all support functions, including warehousing, into this facility.  This would leave the composite prepreg production at the original Poway facility and provide the necessary room for expansion.

Thank you for participating.  Mary, I’m all done with my commentary.  Can we open the line up for questions?

OPERATOR:  Certainly, sir.  At this time I would like to remind everyone, if you would like to pose a question, please press star, then the number one on your telephone keypad.  We’ll pause for just a moment to compile the Q&A roster.

Our first question comes from Raj Shastri from Thomas Weisel.  Please go ahead.

RAJ SHASTRI, THOMAS WEISEL:                Hi guys.  Can you give us an idea of the branded shaft category, what are you seeing in this particular space?  Are OEMs increasingly preferring non-branded shafts and how you think that going forward this is going to, that this trend is going to change, like in 2007?

PETE MATHEWSON:  Well we think that the branded category has expanded, to what extent, we’re not sure, but we think the success we had with the NV was a big part of that expansion.  We think the OEMs still are interested in branding and co-branding opportunities.  That being said, there is a kind of a margin squeeze going on at most of the club companies due to their price points being kind of locked in at a set number for the last few years.  So it’s kind of unclear where it’s all going to settle out.

RAJ SHASTRI:  OK.  Regarding your drivers, you mentioned about the square shaped drivers, so are the square shaped drivers using Aldila shafts?

PETE MATHEWSON:  None of them were using it in a stocked shaft, but all of them would offer it as a custom option.

RAJ SHASTRI:  OK.  And one more question on your VS Proto, you mentioned the sales have actually increased, exceeded the (inaudible) sales, actually in these shaft lines, so how do you think that VS Proto is going to expand out in 2007, compared to NV, what you did with NV?

PETE MATHEWSON:  I think it’s, everybody’s got to look at the NV experience that we had as an extraordinary event.  Right now if I look at the marketplace for branded offerings, there is no shaft like the NV enjoyed in 2005.  There’s several popular shafts, the VS Proto’s one, the NV is still another one.  So there’s no dominant branded shaft offering in the marketplace right now.  There’s just several popular ones.  I think that’s a good start of the VS Proto versus what we saw with the NV, it had, the landscape changed a little bit.  The Aldila brand is much stronger now because of the success of the NV, so it’s probably safe to say it received almost instant credibility, the VS Proto, because of the brand awareness that we have built over the last couple of years.

RAJ SHASTRI:  One last question.

PETE MATHEWSON:  So where it’ll go remains to be seen.

RAJ SHASTRI:  OK, fair enough.  One last question.  Your inventory days if I look at it it’s kind of come down on a year-over-year basis, and that’s kind of a different trend from what we have been seeing in the last three quarters, so any comment on that?

PETE MATHEWSON:  Well I mean the inventory, or overall inventory had dropped by about 1.5 million from September 30th.

RAJ SHASTRI:  The September quarter.  Yeah.  So is there any like anything going on there or any trends should we catch (ph) from there?

PETE MATHEWSON:  I mean we’ve said we had a program to reduce that inventory.  I mean we would like to get it a little lower, it all depends really on how business progresses in 2007.

RAJ SHASTRI:  OK.  Thank you guys.

PETE MATHEWSON:  OK.  You’re welcome.

OPERATOR:  Our next question comes from Steve Denault from Northland Securities.  Please go ahead.

STEVE DENAULT, NORTHLAND SECURITIES:  Good afternoon, gentlemen.

PETE MATHEWSON:  Good afternoon.

STEVE DENAULT:  You referenced you had a sequential improvement in terms of branded and non-branded mix as a percent of golf sales, can you provide a little bit of color in reference to what did co-branded and branded look like within the 39 percent statistic?

BOB CIERZAN, CHIEF FINANCIAL OFFICER, ALDILA INCORPORATED:  We’ve never divulged that in the past.

STEVE DENAULT:  OK.  If I walk into a Golf Galaxy and find a Nike SUMO square shaped driver with an Aldila shaft on it, that’s a possibility is it not?

PETE MATHEWSON:  We sell them shafts, where they put them we don’t necessarily know.

STEVE DENAULT:  OK, so you may not be stocked but you definitely represent it on the shelf.

PETE MATHEWSON:  Well we sell them shafts and how they make them up and send them out to select retailers we don’t necessarily know.

STEVE DENAULT:  OK.  Is there any significant difference whether it be a branded, co-branded or just an OEM shaft in terms of the likelihood with finding its way into your backlog?  Is there any difference in the ordering patterns there?  What I’m trying to get at is what, could you provide more color in regards to what percent of backlog, the $12.5 million is co-branded or branded?

BOB CIERZAN:  We never divulge that information.  It’s just not been our policy.  I mean typically branded orders will be in the backlog less than co-branded and OEM stock orders.

STEVE DENAULT:  OK.

BOB CIERZAN:  A shorter time.  I mean...

STEVE DENAULT:  OK.  Of your branded sales I think you’ve shared this in your Qs in the past, what percent of them were VS Proto related?

BOB CIERZAN:  But we’ve never divulged that.  We just talk about all branded sales.

PETE MATHEWSON:  And premium branded, right?

BOB CIERZAN:  No, just branded sales.

STEVE DENAULT:  Thank you.

BOB CIERZAN:  OK.  You’re welcome.

OPERATOR:  Our next question comes from Swarej Chowdhury with Dalton Investments.  Please go ahead.

SWARAG CHOWDHURY, DALTON INVESTMENTS:  When I see the (inaudible) performance it looks good sequentially (inaudible) year-over-year, but the cost line is still way too high, I mean is it, when do you see the cost structure being slightly normalized, when we can go back to our normal margin environments?

BOB CIERZAN:  It’s all a function of mix, less branded more OEM shafts that impacts our margin greatly.

SWARAG CHOWDHURY:  So even if VS Proto does well in terms of revenue are we still having price reductions with our customers, and I mean is it that we don’t know by when we are going to get back to our normal prices?

PETE MATHEWSON:  Well yeah, it depends on what you say is normal.  Is the VS Proto — I think you have to look at the position that we had with the NV was extraordinarily high market share for a period of time in the marketplace in the premium branded segment.

SWARAG CHOWDHURY:  OK.  So if I look at your company over the last three or four years, we have seen that our operating margins, EBITDA margins is somewhat, because 2005 is an exception but we always did more than 20 percent.  Are we comfortable in that range or we think that it could be more revenue in 2007 but pricing pressure and cost pressures might remain?

PETE MATHEWSON:  That could very well be true, it’s possible.  It all depends on our mix.

SWARAG CHOWDHURY:  OK.  And what are the reviews you’re getting from your customers?  I mean is it, you’re saying Aldila is a stronger brand today, on what basis do you say that?  Is it based on the sales volume growth you are saying that or?

PETE MATHEWSON:  We’re saying that, I was referring to a survey, Darrell survey, an independent survey group that came out with a report in October of 2006, where they rate the brands and that’s where that information came from.

SWARAG CHOWDHURY:  So it looks like in terms of cash flows we are still strong, we are generating cash and why the company is not buying back more shares?

PETE MATHEWSON:  We discuss that at every board meeting and we have a repurchase plan in place with set limits on it and so far we haven’t, we didn’t buy any back last quarter.  But it’s an event we look at every quarter and the board decides.

SWARAG CHOWDHURY:  OK.  Your new plant in Vietnam, what is the benefit that we can think of it in the rest of 2007?  Would there be any cost reductions, is any, what’s the benefit of this?

BOB CIERZAN:  We were first starting production in late first quarter of this year and this is a learning curve year prior to bringing the employees up to speed, I don’t think you will see any benefits, true benefit to the P&L though probably the following year.

SWARAG CHOWDHURY:  And when we see that would it be reasonable (ph) potential or what kind of, does it really cost (ph) by a certain amount or?

BOB CIERZAN:  It should be lower cost, however it all depends on where selling prices are, whether those go up or down.

SWARAG CHOWDHURY:  OK, thank you.

OPERATOR:  Our next question comes from Ashley Lucia from Viewstreet Capital.  Please go ahead.

ASHLEY LUCIA, VIEWSTREET CAPITAL:  Yes, hi.  I just wanted to know what your thoughts are on the overall cycle of the golf industry, the (inaudible), equipment sales and what you see as the ‘07 industry trends.  If you could please disclose what you can on how these trends might affect Aldila?

PETE MATHEWSON:  Well I think we’re somewhat optimistic for the equipment year (ph) in ‘07 because we didn’t see a strong year in ‘06, and especially we didn’t see a strong year in driver sales which is a key category for us.  We look at the offerings that are out there for this season in drivers and I think it’s the best lineup we’ve seen in a number of years and the big story there is the new technology in what they call high MOI drivers or square drivers.  That’s essentially a whole new category being created.  If the consumer embraces that technology it could be very meaningful to our business because increasing driver sales is good for us, without a doubt.  Most of the drivers in that category are being sold at higher price points, that’s a good thing too and we really think that club companies need to somehow figure out a way to move that price point up which would also allow for higher priced shafts to go into those drivers.  So overall, you know, and we also had a, we’re seeing, you know, the units were up in the fourth quarter.  We think that trend very likely will continue into ‘07, so I think we’ve got a good chance of selling more overall units this year than last year.  So overall we’re cautiously optimistic about the equipment side of things and the golf industry in general.

ASHLEY LUCIA:  Also, what is the lag between the actual equipment makers and yourselves in the purchasing of the golf shafts, is there like a lag time between that?

PETE MATHEWSON:  There is a lag time.  I mean typically we’re at least a quarter probably in front of when they start selling the clubs.

ASHLEY LUCIA:  OK.  Thank you very much.

OPERATOR:  Our next question comes from Hayley Wolff from Rochdale Securities.  Please go ahead.

HAYLEY WOLFF, ROCHDALE SECURITIES:  Hi there.  I have a couple of questions.  First is, can you tell me what drivers do utilize Aldila as a stock shaft in terms of the key driver launches this season?

PETE MATHEWSON:  You know, we don’t list out, usually we just don’t talk about our customers.  There’s about six programs out there utilizing VS Proto in various forms.

HAYLEY WOLFF:  OK.

PETE MATHEWSON:  I mean stock shaft, stock one of three offerings or stock custom programs.

HAYLEY WOLFF:  And you said you would not answer the question about whether or not an Aldila shaft would be recognizable (inaudible).  Could you comment on what percent of some of the leading drivers you expect to go out with the stock shaft to customers and what would be the opportunity do you think to put a custom shaft in because if you speak to the club companies they tell you that there is a shift toward customization.

PETE MATHEWSON:  Yeah.  No, I can’t speak to numbers but there is definitely a shift towards customization.  There’s three of the very largest club companies out there have very innovative custom fit carts or demo carts that utilize a quick connect between the shaft and various heads that’s really pretty neat and it’s, we’re well represented with our shafts in those carts.  These carts are being deployed globally in ever-increasing numbers so we think that’s definitely going to be good for branded shafts going forward.  And we think that’s kind of a trend that has been growing and will continue to grow going forward.  So that’s definitely, we would concur with that that customization will continue.

HAYLEY WOLFF:  So you talked about, could you just help me understand how you define a co-branded shaft and what steps can you take to raise that percentage with the OEMs?

PETE MATHEWSON:  OK.  We come out with this, let’s use the NV as an example.  The NV comes out and at some point in its life we decide that we want to co-brand it.  The OEMs are very price sensitive, a lot of them can’t see their way clear to use the NV at its higher selling price as a shaft or a major program, but they can at a reduced price or that’s where co-branded comes in.  So typically we take it like an NV and we modify it, get it to where it’s to a price point that they can work with, but still utilize the brand’s strength of a shaft model.  So it’s, and we typically enjoy pretty good margins on those as well, not as high as the original NV, but still better than an OEM production shaft.  And that was part of our success without a doubt is heavy co-branded opportunities with the NV, and really where we’re caught right now is the NV and the NVS was used extensively in ‘04 and ‘05 and ‘06 in co-branding opportunities and started slowing down in the second half of ‘06.  We don’t really have anything new to offer them in the co-branded side of things, like the VS Proto has not been offered so far as a co-branded shaft.  We’re pretty certain we’re going to start offering that in the back half of the year or it would start to appear in the back half of this year.

HAYLEY WOLFF:  And the decision not to use VS is your...

PETE MATHEWSON:  Well part of it is to let the shaft mature a little bit, these things take a little bit of time to gather momentum and so you typically wait.  It’s only been on sale in the market since May of ‘06, so it’s still a pretty new shaft line.  If we decided to start offering it co-branded it won’t show up in the club, in the marketplace till let’s say late this year at the earliest.

HAYLEY WOLFF:  So then you could see a reversal of the mix potentially in the second half.

PETE MATHEWSON:  I think that’s going to be the nature of co-branding, it’s going to be somewhat volatile due to timing and what we’ve got to offer.  I mean one thing we are seeing, we’re not seeing any lack of interest at the OEM level in branded shafts, but what we are seeing is questions like, what have you got new?  I used the NV last year, what do you have new?  Figuring these guys come out with new club models every year now and they’re looking for the club to be totally fresh, new head, new shaft, new everything.  But which is kind of forcing us to look at maybe we need to accelerate our product launches as well.

HAYLEY WOLFF:  OK.  Now one last question, and I’m following up with a question on Vietnam, did you comment on what percentage of your output you expect to come from Vietnam?

PETE MATHEWSON:  No, we haven’t.

HAYLEY WOLFF:  OK.

PETE MATHEWSON:  We haven’t.  It’s like Bob was saying a minute ago, basically ‘07 will be a learning curve kind of situation for the factory.  The factory is, I mean the reason why we put it in is basically to give ourselves more Asian capacity, so it’s not, we’re not looking at it as a short term thing for the company, it’s a long term thing to position us better than anybody else for the long term.

HAYLEY WOLFF:  OK.  Great, thank you.

PETE MATHEWSON:  You’re welcome.

OPERATOR:  Our next question comes from Matt Sherwood from ZS Fund.  Please go ahead.

MATT SHERWOOD, ZS FUND:  Hi guys.

PETE MATHEWSON:  Hi.

BOB CIERZAN:  Hi, Matt.

MATT SHERWOOD:  Just had a quick question here.  Can you please talk about how the Aldila shaft from a technology perspective would fit with some of the high moment of inertia drivers, you know, is the launch point good for them, bad, indifferent?

PETE MATHEWSON:  Basically a VS Proto or an NV is going to be a good shaft for the high moment of inertia drivers, especially a VS Proto with a low torque.  So it’s, they’re all compatible.  Our top offerings are compatible with the high moment of inertia drivers.

MATT SHERWOOD:  OK, good.  Then just quickly on the working capital situation, you guys have done a really good job on the inventory side, but receivables are still up and the payables in the periods are down, do you have any plans in place to get some more of the working capital turned into cash?

BOB CIERZAN:  I mean it’s a function of shipments as far as receivables and who those shipments go to.  Some customers pay sooner than others, but I mean they’re still at 45 days, which overall on an average which we consider good.  We would like them lower of course but it’s really a function of payment.  But it’s all good receivables.

MATT SHERWOOD:  Right.  But they’re just much higher than they have been in, you know...

BOB CIERZAN:  Further when you look versus last year in the same period, yes they are.

MATT SHERWOOD:  OK.  And then...

PETE MATHEWSON:  And we intend to also keep working to bring our inventories down.

MATT SHERWOOD:  All right.  Can you talk about pricing environment, just on the co-branded side and also — on the branded side and also on the stock side?

PETE MATHEWSON:  You know, it’s...

MATT SHERWOOD:  It’s always competitive, but...

PETE MATHEWSON:  Yeah, it’s competitive, it’s, the OEMs are feeling a squeeze with their component prices going up really across the board.  We’re trying to work with them as best we can.  We don’t see prices going up like we saw them going up in ‘04 and ‘05 and there are some kind of price point limits for the various categories on the OEM, co-branded and branded sides, and what the OEMs can tolerate.  So I guess that’s about all I can say there.

MATT SHERWOOD:  All right.  And then the last question I had is just can you walk through maybe your priorities with your large cash position and hopefully growing cash position?

BOB CIERZAN:  I mean we look at cap ex spending first I think.

MATT SHERWOOD:  Any big projects?

BOB CIERZAN:  We spent 4.5 million last year, we had said we would spend 5.5, you know, so there’s probably a million overlap and most of it due to Vietnam into 2007.  We’re going to put in new tape line as Pete said in 2007, so we’re probably going to spend somewhere around 5.5 million, again, would be the target.  After that, you know we still pay a dividend and the board of course will discuss what to do with any excess cash buildup.  In the past they have, they declared a couple of special dividends if they saw no use for that cash or I’m sure they will weigh it against buying back shares depending on the price.

MATT SHERWOOD:  All right.  Great.  Thanks a lot guys.

PETE MATHEWSON:  OK.  You’re welcome.

OPERATOR:  Our next question comes from Hank Miller of RBC Dain Rauscher.  Please go ahead.

HANK MILLER, RBC DAIN RAUSCHER:  Hi, Pete. Congratulations on having an uptick in the sequential quarterly growth.  Glad to see that’s coming back again.

PETE MATHEWSON:  Thanks, Hank.

HANK MILLER:  Just a couple of quick questions, a lot of them have been answered.  But I know you made the comparison in the release about where the VS Proto is relative to where the NV was sort of in its early stages and it seems like maybe it’s a little ahead or at least along with it, do you see I guess sort of looking forward, I know the NV a big deal there was it was a shaft for everybody, the bad golfer, the good golfer, everybody, does the VS Proto have that kind of potential appeal?

PETE MATHEWSON:  Yeah, we think it does.  It’s a lower torque shaft than the NV, but it doesn’t play like it.  So we think it has wide appeal, we’ve had nothing but very positive comments with the PGA show at the Demo Day, everybody was very, very happy with the way it plays.  So yeah, I think it definitely has the potential, it’s just a matter of whether the market, you know, did we just catch things just right with the NV and what we experienced there was, you know, is it likely to happen again.

HANK MILLER:  Yeah, OK.  One other thing on the Aldila shafts being used, the graphite shafts in lieu of iron, what’s going on there, any real pickup in that at all or is it still way too early on that one?

PETE MATHEWSON:  You know, it is, it’s a good, I’m glad you asked that question.  It’s not a huge thing but there’s positive movement there.  Our NV iron sales increased over 47 percent ‘06 over ‘05, so it’s coming off a fairly small number but a big increase, and if I look at where we are in early ‘07, we’ve had a very good start to NV iron sales year-to-date in ‘07.  So I think they’ve turned into a category that could actually be a decent category or part of our branded sales going forward.  What we’re seeing is more interest at the OEM level to offer...  Again, talking to this idea of custom fitting becoming a bigger and bigger trend out there, the same thing is happening at the big OEMs of having a high performance graphite shaft model that they would offer for custom fitting.  And invariably our NV is being considered and it’s been selected by a couple of OEMs already and is being considered by a couple of other ones.  So those could have meaningful sales, you know, you pick up most, if you can pick up a handful of the biggest OEMs and they have it in their offering as the graphite shaft for upgrading to several of their iron models, that’s huge for us, a huge potential.

HANK MILLER:  Has there been any significant technological changes in that in the last year that make it even more attractive?  I know in the past you’ve said you’re starting to get to the point of diminishing returns on improvement on the driver shaft, although the VS Proto’s an upgrade, what sort of a life cycle on the upgrade for the irons?

PETE MATHEWSON:  The irons, you know, we’re very happy with the designs.  What we have done is added a lighter weight version of our NV.  When we first came out with them we had them like 105 grams and 130 grams.  The 130 really wasn’t very practical for most of us, so when we were getting OEM interest in a lighter version so we’ve come out with an NV 85 gram set and that will be probably a pretty big runner because I guess, you know, most players it tips a bigger niche of golfers, a little lighter weight iron shaft.

HANK MILLER:  OK, great.  That’s it.  Thank you very much and congratulations on a good quarter.

PETE MATHEWSON:  Thanks, Hank.

OPERATOR:   Once again, if you’d like to ask a question, please press star, then the number one on your keypad.

Our next question comes from Hardin Bethea, a Private Investor.  Please go ahead.

HARDIN BETHEA, PRIVATE INVESTOR:  Actually, the company is (inaudible).  One question I think another caller asked relates to the transition, or there are a couple of transitions during the year, there’s one in Vietnam, the startup of that facility, and then you’re moving some production and warehouse, or at least office and warehouse in the US, can you kind of explain, I mean is there any potential for production interruption in the US transition?

PETE MATHEWSON:  No, there wouldn’t be.  The only production we have here in the US is prepreg production which is not going to move, it’s going to stay here in the facility we’re speaking to you from right now.  So generally it’s going to be more the support functions, admin and that kind of thing is going to move over, warehousing that’s going to move over to the other facility.  Vietnam is additional capacity, so there’s not any capacity coming offline right now.  So we can dictate the ramp up rate and how we move production out of either Mexico into China into Vietnam.   No, there’s no real problems there of disrupting production in either one of those moves.

HARDIN BETHEA:  OK.  Is there any fixed costs that will not be absorbed related to Vietnam facility at low levels of production?  I mean how much of an impact would it be on the bottom line or gross margins as you ramp that up?

BOB CIERZAN:  We hope it’s sort of a break-even situation for the year, output and value, our selling price to output sort of offset any costs associated with it.

HARDIN BETHEA:  OK.  All right.  Thanks, that’s it.

PETE MATHEWSON:  OK, thanks.

OPERATOR:   Our next question comes from Michael Rothemberg from MOAB Partners.  Please go ahead.

MICHAEL ROTHEMBERG, MOAB PARTNERS:  Hi guys.  On the SG&A line item, it’s a little concerning to see it went up 10 percent this year in spite of the sales decline, and I’m kind of wondering if you can tell us what items caused it to go up, if it’s maybe the Vietnam production there?  And what we could expect for next year given that Vietnam probably won’t be carrying its costs yet?

BOB CIERZAN:  Well I mean when we look year to year we spent more on advertising promotion.  The Vietnam cost in this year contributed to, which is mostly administrative and legal type of a thing setting up the operation, contributed to the overage.  There was some FAS 123 comp expense related to restricted stock and stock options that we didn’t have in the past.  And there was also some professional fees related to some work we did on getting an R&D tax credit return filed for the last five years.  So those were basically the, what contributed to the overages.  You know, the sort of professional fees won’t continue but everything else probably should and Vietnam should drop back in that area.

MICHAEL ROTHEMBERG:  So in terms of absolute dollars could we expect a bigger number in ‘07 or I mean how much of that is tied to sales, how predictable is that line item?

BOB CIERZAN:  Well I mean the biggest portion or, you know, a big portion of that is how much we spent promoting our product, OK?  And how well we do as a company, I mean I would expect if we have a great year I think that will be up in terms of costs, simply because there will be some incentive pay in there.  Other than that, I think it’s probably going to be more or less flat.

MICHAEL ROTHEMBERG:  OK.  And you mentioned advertising, I mean obviously you couldn’t have been too thrilled with the results of the advertising spend, should we expect to see something different this year?

BOB CIERZAN:  No, I think you’d see about the same.  I mean we have the VS Proto out there and we’re going to spend to keep promoting that and whatever else we’ve got coming right behind it.  I mean when you’re in the branded game you’ve got to spend there.

PETE MATHEWSON:  And we plan to continue to spend there.  So I mean, yeah, I wouldn’t say that we’re disappointed with what our advertising brought us this year, I think the VS Proto’s off to a good start and this is necessary.  I mean this is the segment in our business is to be a major player in the branded side of things.  And the competitors out there that don’t have a brand aren’t a player, they’re insignificant.

MICHAEL ROTHEMBERG:  Right.  I guess I’m saying if advertising dollars went up this year and branded sales units were down significantly, you know, maybe the advertising program was a decision that needs to be re-thought.

BOB CIERZAN:  I think part of it is due to the total golf market this year.

MICHAEL ROTHEMBERG:  OK.  That’s it.  Thanks guys.

PETE MATHEWSON:  You’re welcome.

OPERATOR:  Our next question comes from Jeremy Kinney from CIBC World Markets.  Please go ahead.

JEREMY KINNEY, CIBC WORLD MARKETS:  Hi, good afternoon.

PETE MATHEWSON:  Good afternoon.

JEREMY KINNEY:  I apologize if this has already been asked before, but I was wondering if you could talk about where you estimate your market share to be and how that’s been trending in the last few quarters?

PETE MATHEWSON:  We don’t give out a percentage because we don’t know what our market share is.  I would say that our market share was at an all time high out there as far as when the NV was selling at 2005, but I think that was an extraordinary event.  And what we did with the NV is all our competitors now are focused on that segment as well, so I think it really put a spotlight on the segment on what, how profitable it can be.  So it’s a very competitive area.  We think we’re a leading brand out there.  It’s been confirmed by the Darrell survey and we think we’re getting our share.

JEREMY KINNEY:  OK.  And just a step back, you mentioned that the NV shaft was gaining share or growing in the iron category very quickly, I think that was a mid 40 percent change.

BOB CIERZAN:  Right, coming off a low number.

JEREMY KINNEY:  I was wondering one, who the OEMs are that are using the shafts in the iron category?

PETE MATHEWSON:  No, we don’t speak on our customers.  Sorry.

JEREMY KINNEY:  OK.  And could you quantify what that opportunity might be in a little more precise terms going forward?

PETE MATHEWSON:  You know, we don’t know.  We don’t know.  The category for premium, pretty high priced graphite shaft iron has been a very small, almost in significant segment in the industry.  What we’re saying is we see some light out here that looks like this thing has potential.  We were pleased with the uptick we saw in ‘06 and I’m pleased with what I’ve seen so far early here in ‘07 with orders from several companies.

JEREMY KINNEY:  OK.  Do you think you’re stealing share from other graphite shafts that would be used in the iron category or do you think you’re replacing steel shafts that would be used in the iron category?

PETE MATHEWSON:  Yeah, I think it’s probably more a case of stealing iron market share — I mean steel shaft market share.

JEREMY KINNEY:  Steel shafts rather than just displacing another graphite shaft.

PETE MATHEWSON:  Yes.

JEREMY KINNEY:  OK, thank you very much.

PETE MATHEWSON:  You’re welcome.

OPERATOR:  Our next question comes from Jeremy Laster, a Private Investor.  Please go ahead.

JEREMY LASTER, PRIVATE INVESTOR:  Hey guys.  First, I just wanted to say I just got a VS Proto and a new HiBORE XL, and it’s awesome, so I think it’s a great shaft.

PETE MATHEWSON:  Thank you.

JEREMY LASTER:  My first question is, I haven’t heard any mention yet about that restricted money that China was holding on to, is there any update on that?

BOB CIERZAN:  No, we still expect hopefully to have that cleaned up sometime in the second quarter of this year.

JEREMY LASTER:  Is it counted in your 15 million of cash and equivalents?

BOB CIERZAN:  No.

JEREMY LASTER:  So it’s an addition to that?

BOB CIERZAN:  Right.

JEREMY LASTER:  OK.

BOB CIERZAN:  The line item on the balance sheet.

JEREMY LASTER:  OK.  And my second question is, I don’t know if you comment on this or not, but have you been buying back any stock here in the first quarter?

PETE MATHEWSON:  We can’t comment on that.

JEREMY LASTER:  OK.  And then third, I saw a picture of Stuart Appleby playing a new Aldila shaft that’s an XVS6, can you talk about what that shaft is?

PETE MATHEWSON:  That’s very perceptive.  We can’t, I can’t comment on what the shaft is.  It’s a new prototype shaft.  We’ve actually got a couple of them out there.  We have got several new shafts in the works.  That’s about all I can say.

JEREMY LASTER:  OK, that’s it.  Good luck, guys.

PETE MATHEWSON:  OK, thanks.

OPERATOR:  Gentlemen, there appear to be no more questions at this time.

PETE MATHEWSON:  OK.  Thank you all for participating in our fourth quarter 2006 conference call.  We look forward to speaking with you during our first quarter call in 2007.  Thanks a lot.

OPERATOR:  Thank you, everyone. This concludes today’s conference call.  You may now disconnect and please have a wonderful day.

END